UNITED STATES
      SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C.


                 SCHEDULE 13G


  UNDER THE SECURITIES EXCHANGE ACT OF 1934

              (AMENDMENT NO.1 )*

                   OSTEOTECH
___________________________________________________
                (Name of Issuer)

                 Common Stock
___________________________________________________
        (Title of Class of Securities)

                  688582105
___________________________________________________
                (CUSIP NUMBER)


Check the following box if a fee is being paid
with this statement (   ).  (A fee is not
required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item
1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-
7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
       2 of 7

CUSIP NO.  688582105 13G A


1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON

         George D. Bjurman & Associates

         IRS Identification No. 95-2654860
___________________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
       (a) ______
       (b) __X__
___________________________________________________
3.     SEC USE ONLY
___________________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       California
___________________________________________________
                        5.   SOLE VOTING POWER
                                201,580
                        ____________________________
NUMBER OF SHARES        6.   SHARED VOTING POWER
BENEFICIALLY                    -0-
OWNED BY EACH REPORTING ____________________________
PERSON WITH             7.   SOLE DISPOSITIVE
                             POWER
                                201,580
                        ___________________________
                        8.   SHARED DISPOSITIVE
                             POWER
                                -0-
____________________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON
       201,580
____________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (9) EXCLUDES CERTAIN SHARES
       N/A
____________________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9
       2.278%
____________________________________________________
12.    TYPE OF REPORTING PERSON
       IA

       3 of 7

CUSIP NO.  688582105 13G A


1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON

            George Andrew Bjurman*
            ###-##-####
____________________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
       (a) ______
       (b) __X__
____________________________________________________
3.     SEC USE ONLY
____________________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.
____________________________________________________
                        5.   SOLE VOTING POWER
                                201,580*
                        ____________________________
NUMBER OF SHARES        6.   SHARED VOTING POWER
BENEFICIALLY                 -0-
OWNED BY EACH REPORTING ____________________________
PERSON WITH             7.   SOLE DISPOSITIVE POWER
                                201,580*
                        ____________________________
                        8.   SHARED DISPOSITIVE
                             POWER
                             -0-
____________________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON
       201,580
____________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (9) EXCLUDES CERTAIN SHARES
       N/A
____________________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9
       2.278%
____________________________________________________
12.    TYPE OF REPORTING PERSON
       IN
____________________________________________________
* The filing of this statement shall not be deemed an admission by George Andrew Bjurman that he beneficially owns the securities attributed to George D. Bjurman Associates for any purpose.

       4 of 7

CUSIP NO.  688582105 13G A


1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF
       ABOVE PERSON

       Owen Thomas Barry III*
       ###-##-####
____________________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER
       OF A GROUP
       (a) ______
       (b) __X___
____________________________________________________
3.     SEC USE ONLY
____________________________________________________
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.
____________________________________________________
                        5.   SOLE VOTING POWER
                                201,580*
                        ____________________________
NUMBER OF SHARES        6.   SHARED VOTING POWER
BENEFICIALLY                 -0-
OWNED BY EACH REPORTING ____________________________
PERSON WITH             7.   SOLE DISPOSITIVE POWER
                                201,580*
                        ____________________________
                        8.   SHARED DISPOSITIVE
                             POWER
                             -0-
____________________________________________________
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON
       201,580*
____________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
     (9) EXCLUDES CERTAIN SHARES
       N/A
____________________________________________________
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9
       2.278%
____________________________________________________
12.    TYPE OF REPORTING PERSON
       IN
____________________________________________________
* The filing of this statement shall not be deemed an admission by Owen Thomas Barry III that he beneficially owns the securities attributed to George D. Bjurman Associates for any purpose.

       5 of 7

Item 1.

          (a)    Name of Issuer:

                 OSTEOTECH, Inc.

          (b)    Address of Issuer's Principal
                 Executive Offices:

                 51 JAMES WAY
                 EATONTOWN, NJ 07724
Item 2.

          (a)    Name of Persons Filing:

                 George D. Bjurman Associates
("GDBA"),
                 George Andrew Bjurman* and
                 Owen Thomas Barry III*.
                      *These individuals may,
                 as a result of their ownership
                 in and positions with GDBA, be
                 deemed to be indirect
                 beneficial owners of the equity
                 securities held by GDBA.  The
                 filing of this statement shall
                 not be deemed an admission by
                 George Andrew Bjurman and Owen
                 Thomas Barry that either person
                 beneficially owns the
                 securities attributed to GDBA
                 for any purpose, regardless of
                 whether they are acting in
                 concert or acting severally.

          (b)    Address of Principal Business
                 Office or, if none, Residence:

                      The business address for
                 GDBA and Messrs. Bjurman and
                 Barry is 10100 Santa Monica
                 Boulevard, Suite 1200, Los
                 Angeles, CA 90067.

          (c)    Citizenship:

                      GDBA is a corporation
                 organized under the laws of
                 California.  Messrs. Bjurman
                 and Barry are United States
                 citizens.

          (d)    Title of Class of Securities:

                 Common Stock

          (e)    CUSIP Number:

                 688582105


Item 3.     If this statement is filed pursuant to
            Rule 13d-1(b), or 13d-2(b), check
            whether the person filing is a:

            GDBA is an Investment Adviser
            registered under section 203 of the
            Investment Advisers Act of 1940.

       6 of 7

Item 4.     Ownership.

          (a)    Amount Beneficially Owned:

                      As of April 30, 1998,
               GDBA beneficially owned 201,580
               shares.  *Messrs. Bjurman and
               Barry III may, as a result of
               their ownership in and
               positions with GDBA, be deemed
               to be indirect beneficial
               owners of the equity securities
               held by GDBA.

          (b)    Percent of Class:

                 2.278%

          (c)    Number of shares as to which
                 such person has:
                    (i)    sole power to vote
                    or to direct the vote:
                               201,580**

                   (ii)    shared power to
                   vote or to direct the vote:
                                -0-

                  (iii)    sole power to
                  dispose or to direct the
                  disposition of:
                                201,580**

                   (iv)    shared power to
                   dispose or to direct the
                   disposition of:
                                -0-

                **GDBA, as an investment adviser,
                shares such powers only to the
                extent that its clients may be able
                to give instructions that would
                supersede GDBA's otherwise full
                discretionary authority over the
                disposition or voting of the
                securities in its portfolios.

Item 5.     Ownership of Five Percent or Less
            of a Class.

                 Not Applicable

Item 6.     Ownership of More than Five Percent
            on Behalf of Another Person.

                 Not Applicable

Item 7.     Identification and Classification of the
            Subsidiary Which Acquired the Security
            Being Reported on By the Parent Holding
            Company.

                 Not Applicable

Item 8.     Identification and Classification of
            Members of the Group.

                 Not Applicable

Item 9.     Notice of Dissolution of Group.

                 Not Applicable


       7 of 7

Item 10. Certification and Signature.

       By signing below I certify that, to the
best of my knowledge and belief, the
securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                  SIGNATURE

       After reasonable inquiry and to the
best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           5/8/98
                           _________________________
                           Date

                           /s/ George Andrew Bjurman
                           _________________________
                           Signature

                           George Andrew Bjurman
                           CEO & President, GDBA
                           _________________________
                           Name/Title

                           /s/ George Andrew Bjurman
                           _________________________
                           George Andrew Bjurman

                           /s/ Owen Thomas Barry III
                           _________________________
                           Owen Thomas Barry III